EXHIBIT 10.2

                            REIMBURSEMENT AGREEMENT



     This Reimbursement Agreement (hereinafter "Agreement") is made this 11th day of April, 1996, by and between SEVENTH GENERATION, INC., a Vermont corporation (hereinafter "Seventh Generation"), and GAIAM, INC., a Colorado corporation (hereinafter "Gaiam").

     1.  Services to be Provided by Seventh Generation.

         General Services.
         During the term of this Agreement, Seventh Generation agrees to provide Gaiam at Gaiam's reasonable request and direction, with assistance in the management and operations of the day-to-day affairs of the Catalog.

         Seventh Generation shall make available to Gaiam the employees listed on Schedule 1.1 to perform the foregoing services. Jeffrey Hollender and Anita Lavoie shall remain employees of Seventh Generation throughout the term of the Agreement.

         Seventh Generation is providing only consultation and advice, and is not responsible for the directions, policies, or success of the Catalog, or any other aspect of Gaiam's business.

     2.  Payments to be Made by Gaiam.

         Gaiam will pay Seventh Generation for the services provided pursuant to
         Schedule 1.1. Gaiam shall also compensate Seventh Generation for an amount equal to all budgeted out-of-pocket expenses incurred by Mr. Hollender in the course of performing services, including travel and entertainment expenses. All payments shall be paid at the same time as such payments are made by Seventh Generation, either to a third party or directly to Seventh Generation.

    3.  Use and Payment for Certain Equipment by Seventh Generation.

         During the term of this Agreement, Gaiam agrees to make available to Seventh Generation the following equipment: the phone system, the facsimile machine, the copy machine, and the postage meter, for a monthly fee of $400. Such amounts shall cover the use of equipment only; both parties shall pay their own direct costs, such as postage, long distance telephone, and similar charges.

     4.  Term and Termination.

         This Agreement shall commence on January 1, 1996, and shall continue until December 31, 1996. However, either party may terminate this Agreement during the continuance of a material breach by the other party under this Agreement, which breach has not been cured within ten
         (10) business days of notice from the other party. Termination of this Agreement shall not relieve either party for liabilities accrued prior to such termination, or as a result of such termination. However, after December 31, 1996, this Agreement shall remain in effect from month to month until one party shall notify the other party in writing of its intention to terminate, giving the other party at least 90 days notice.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first set forth above.


                            SEVENTH GENERATION, INC.

                                            By:      /s/ Jeffrey Hollender


                                                     GAIAM, INC.

                                            By:      /s/ Lynn Powers

                                                     SCHEDULES


Schedule 1.1               Individuals Providing Services/Salaries/
                                    % to be Paid by Gaiam

Schedule 1.2               Bonus for Jeffrey Hollender

                                                   SCHEDULE 1.1



EMPLOYEE             POSITION                  MONTHLY FEE  (1) PERCENTAGE  (2)
- - - --------             --------                  -----------      ----------
                                                                 OF TOTAL
                                                                 --------

Jeffrey Hollender   Chief Executive Officer     $6,525.00    (3)             50%

Anita Lavoie        Executive Assistant         $1,501.50    (4)             50%
                                                ---------

  TOTAL MONTHLY FEE FOR STAFF SERVICES,
  TAXES & BENEFITS:                             $8,026.50
                                                =========




(1)      This amount includes taxes and benefits based on actual costs in 1995.

(2) Percentage of total time these individuals will on average perform work for Gaiam.

(3)      This does not include bonus amount.

(4)      Based on 40 Hours a week plus 10% benefits.

                                                   SCHEDULE 1.2
                                   MEMO

TO:             Lynn Powers
FROM:           Jeffrey Hollender
DATE:           April 15, 1996
RE:             Objectives for 1996 Incentive  (Revised)

- - - -------------------------------------------------------------------------------

The following Memo describes the key objectives that I propose I will need to accomplish to earn a quarterly bonus.

1.  Circulation

Develop a circulation plan to significantly increase sales and circulation for Fall/Holiday 1996. This plan should analyze the profit and loss implications, both short and long term, for various rates of growth; house file growth implications; as well as the risk levels associated with the different options.

2.  Merchandising

Lead the merchandising process necessary to add 8 pages to Holiday '96, bringing the catalog to 64. Develop new merchandise categories and expand current categories as is appropriate to accomplish the above goals. Continue development of the Department.

3.  In Stock Targets

Ensure that on all new items for the Catalog purchase orders are placed early enough to insure arrival prior to customer orders being received and that on new items the initial order results in a target in-stock rate of 95% of all dollars ordered based on a weekly analysis and in no event results in an in-stock rate less than 90%. Additionally, initial orders must be of sufficient quantity to allow purchasing to re-order as soon as a sales pattern is clear without creating additional back orders.

4.  Catalog Production and Design

Continue to oversee catalog production and lead the process of evolving the catalog design to continually increase sales, broaden the potential market of customers, and ensure the Catalog continues to excite and please our current customers.

5.  New Customer Acquisition

Develop, execute and evaluate, when and if approved, new test marketing programs to determine the potential for cost effectively acquiring new customers through other means than catalog circulation.

6.  General Marketing Development
Continue to develop the marketing programs initiated in 1995, including: zip code modeling, testing of customer databases, development of marketing and merchandising database, and development of new sales programs such as the Automatic Delivery Service.

7.  Budgeting & Sales Forecasting

Forecast sales and assist in the preparation of budgets and revised forecasts as necessary for the 1996-97 period.

8.  General Management & Leadership

Continue to provide the Catalog's Marketing and Merchandising staff with the management, leadership and direction necessary to accomplish objectives, meet and exceed budgetary goals, and motivate and continue the development of individual staff members.

                           Bonus  Structure

The bonus period will run from February 1 to December 31, 1996.

The bonus will be paid in four equal amounts for progress made and the accomplishments of the above objectives.

Bonus payments will be made on:         April 30,       of  $5,000
                                        July 31,        of  $5,000
                                        Oct. 31,        of  $5,000
                                        Dec. 31,        of  $5,000

for a total of $20,000. This is to be paid in addition to 50% of the base salary of $135,000, together with benefits and expenses as defined in the revised Reimbursement Agreement.


                                 JH


JH/abl